UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2017

Reed’s Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32501	35-2177773
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1300 South Spring Street, Los Angeles, California 90061

(Address of principal executive offices and zip code)

Not applicable

(Former name or former address if changed since last report)

Registrant’s telephone number, including area code: (310) 217-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 10, 2017, Reed’s Inc., a Delaware corporation, entered into an at-will employment agreement with Mr. Valentin Stalowir to serve as the Chief Executive Officer of Reed’s, effective as of June 28, 2017 and continuing thereafter unless terminated by either the Company or the executive officer with or without notice, and with or without cause, pursuant to the terms of the agreement.

Pursuant to the agreement, Mr. Stalowir will receive a base salary at the initial rate of $300,000 per year, automatically increasing by $25,000 per year on each anniversary of the effective date until the base salary has reached $350,000. Mr. Stalowir will also receive a performance based cash bonus structure and equity comprised of stock options and/or restricted stock grants equal to 4% of Reed’s outstanding common stock, on a fully diluted basis, to be granted from an incentive compensation plan to be adopted and approved by Reed’s board of directors and stockholders at a later date. Mr. Stalowir is also eligible to participate in the Company’s other benefit plans. The agreement provides for full acceleration of equity grants triggered by a “change of control”, as defined in the agreement and contains confidentiality, invention assignment and non-solicitation covenants.

The foregoing description of the agreement does not purport to be complete and is qualified in their entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosures set forth in Item 1.01 are incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Executive Employment Agreement effective as of June 28, 2017 by and between Reed’s Inc. and Valentin Stalowir

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REEDS, INC.,
a Delaware corporation

Dated: July 13, 2017	By:	/s/ Daniel Miles
Daniel Miles,
Chief Financial Officer